Filed Pursuant to Rule 424(b)(7)
                                                             File No. 333-133263

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated March 9, 2007)

                             C&D TECHNOLOGIES, INC.

        $75,000,000 5.25% Convertible Senior Notes Due November 21, 2025 and the Shares of Common Stock Issuable Upon Conversion of the Notes

                                 --------------

      The following information supplements information contained in our prospectus dated March 9, 2007, relating to the resale by selling security holders, including their respective transferors, donees, pledgees or successors in interest, of our 5.25% Convertible Senior Notes due November 21, 2025 and common stock issued or issuable upon conversion of the notes we originally issued.

      You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

      The shares of our common stock are quoted on the New York Stock Exchange under the symbol "CHP."

      Investing in our common stock involves risks that are described in the "Risk Factors" section of our annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated by reference in the prospectus.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                                 --------------


             The date of this prospectus supplement is May 24, 2007.

                            SELLING SECURITY HOLDERS

      On November 21, 2005, we issued and sold $75,000,000 aggregate principal amount of 5.25% Convertible Senior Notes due November 21, 2026. We are registering the notes and the shares of common stock that the selling security holders may acquire upon conversion of the notes in order to enable the selling security holders to sell, from time to time, the notes and shares of our common stock they acquire if they convert their notes.

      The table below supplements the table of selling security holders contained in the "Selling Security Holders" sections of the prospectus. Where the name of a selling security holder identified in the table below also appears in a table in the prospectus, the information set forth in the table below regarding that selling security holder supersedes the information set forth in the prospectus.

      Information regarding the selling security holders may change from time to time and any modified information will be set forth in supplements to this prospectus supplement if and when necessary. Unless set forth below, to our knowledge, none of the selling security holders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

      A selling security holder may from time to time offer and sell any or all of the selling security holder's securities under this prospectus supplement. Because the selling security holder is not obligated to sell the notes or shares of our common stock held by such selling security holder, we cannot estimate the number of shares of our common stock that a selling security holder will beneficially own after this offering.

                                                                                            Number of       Number of
                                                                            Number of       Shares of       Shares of
                           Amount of       Percentage                       Shares of        Common          Common
                             Notes          of Notes       Amount of       Common Stock    Stock That      Stock Upon
                          Beneficially    Beneficially    Notes To Be      Beneficially      May Be        Completion
   Name of Holder            Owned           Owned           Sold            Owned(1)        Sold(1)       of Offering
--------------------      ------------    ------------    -----------      ------------    -----------     -----------
Absolute Strategies       $   250,000           *         $   250,000         29,515           29,515             0
Fund, Forum
Funds Trust

Credit Suisse              11,711,000        15.6%         11,711,000      1,889,440(3)     1,382,645       516,795(3)
Securities (USA)
LLC(2)

Harvest Capital, LP           117,000           *             117,000         20,735           13,813         6,922

Harvest Master                395,000           *             395,000         70,088           46,635        23,453
Enhanced, Ltd.

Harvest Offshore              238,000           *             238,000         42,169           28,099        14,070
Investors, Ltd.

Mohican VCA                 1,750,000         2.3           1,750,000        206,611          206,611             0
Master Fund, Ltd.


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

                                                                                            Number of       Number of
                                                                            Number of       Shares of       Shares of
                           Amount of       Percentage                       Shares of        Common          Common
                             Notes          of Notes       Amount of       Common Stock    Stock That      Stock Upon
                          Beneficially    Beneficially    Notes To Be      Beneficially      May Be        Completion
   Name of Holder            Owned           Owned           Sold            Owned(1)        Sold(1)       of Offering
--------------------      ------------    ------------    -----------      ------------    -----------     -----------
Tribeca                    14,960,000        17.3          14,960,000      1,766,234        1,766,234             0
Convertibles LP.(4)

TQA Master Plus
Fund, Ltd.                    500,000           *             500,000         59,031           59,031             0

----------
* Less than 1%.

      (1) Includes the theoretical maximum number of shares of our common stock issuable upon the conversion of the full amount of notes held by such holder at the initial conversion price of approximately $8.47 per share, which equals a conversion rate of 118.0638 shares of $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under "Description of the Notes - Conversion of the Notes - Conversion Rate Adjustments," in the prospectus. Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid in lieu of fractional shares, if any.

      (2) This selling security holder has identified itself as a registered broker-dealer and, accordingly, under the interpretations of the Securities and Exchange Commission, is an "underwriter" within the meaning of the Securities Act. Please see "Plan of Distribution" for required disclosure regarding these selling security holders.

      (3) Includes 516,795 shares of our common stock issuable upon conversion of $2,500,000 principal amount of our 5.50% Convertible Senior Notes due 2026 assuming an initial conversion price of approximately $4.84 per share, which equals a conversion rate of 206.7183 shares of $1,000 principal amount of notes, subject to adjustment.

      (4) This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its securities in the ordinary course of business and, at the time of the purchase of the securities, such selling security holder had no agreements or understandings, direct or indirect, with any person to distribute the securities. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus supplement forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.


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

      Additional selling security holders may be identified in additional tables by us at a later date by filing prospectus supplements to the prospectus. Such other security holders will not be permitted to sell shares pursuant to the registration statement unless and until they are listed in the selling security holders table in a supplement to the prospectus.


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